Exhibit 10.24(a)

Employee Stock Ownership Plan

of People’s United Financial, Inc.

Amendment No. 1

People’s United Financial, Inc. (the “Company”) hereby amends the Employee Stock Ownership Plan of People’s United Financial, Inc. (the “Plan”) pursuant to its power so to do as provided in Section 17.1 and 17.2 of the Plan as hereinafter set forth.

1.	Section 1.4 is hereby amended to read in its entirety as follows:

“Section 1.4. Bank means People’s United Bank, a federally chartered savings bank, and prior to June 7, 2007, its predecessor People’s Bank, and any successor to said People’s United Bank.”

2.	Section 1.13 is hereby amended to read in its entirety as follows:

“Section 1.13. Disability’ means any disability or ill health which results in a Participant being unable to perform the regular duties of his regular occupation as determined by a third party administrator selected by the Committee; and for purposes of determining whether a Participant is subject to a Disability, the Committee may rely on the determination of a third party which administers such Participant’s Affiliated Employer’s disability program or the determination of such other third party as the Committee may reasonably determine, provided such third party makes such determination for one or more purposes other than the terms of this Plan and/or any other retirement Plan maintained by the Bank or any other Affiliated Employer.”

3.	Section 3.1 is hereby amended as follows:

A. The following sentence is hereby added at the beginning of Section 3.1: “References in the Plan to “Credited Service” shall be to Credited Service as defined and computed in accordance with the provisions of this Article III.”

B. The words “disability”, “retirement” and the comma after death are hereby deleted from the first sentence of Section 3.1.

C. The words and number “two (2) years” are hereby deleted from each of clause (a) and (c) of such Section 3.1 and in each case the words and number “one (1) year” shall replace such deleted phrase.

D. The following sentence is added to the end of Section 3.1. “References to service as herein shall not include any service as an independent contractor of any Affiliated Employer or employer described in Section 3.2 for purposed of this Article III.”

4. Subsection (b) of Section 12.2 is hereby amended by deleting the word “or” immediately preceding clause (v) and adding a semicolon at the end of such clause (v) and the following: “(vi) either held as provided in Section 12.2 (b) (i) or distributed as provided in Section 12.2(b)(iii), as each person shall elect for his own Account”.

5. The following subparagraph (D) is added to Section 12.3(c)(ii) immediately after Paragraph (C) of said 12.3(c)(ii):

“(D) In the event that the provisions of this Paragraph 12.3(c )(ii) would otherwise be literally applicable but for the fact that there has been no prior Plan Year because the applicable record date occurs during the first Plan Year, then the terms of this Paragraph shall be applied by substituting for the prior Plan Year the portion of the first Plan Year terminating on the applicable record date.”

6. Section 13.2 is hereby amended to read in its entirety as follows:

“Section 13.2 Method of Distribution.

(a) In the event a Participant’s employment with all Affiliated Employers has been terminated, distribution of his vested Accounts shall be made in one single distribution. The time at which such distribution shall be made pursuant to this Section 13.2 shall be designated by the Participant except as otherwise provided in this Article XIII and is subject to the notice requirements of Section 13.3 hereof. Under all options, unless the Participant otherwise elects, distribution shall be made not later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following occurs: (i) the Participant attains age 65; (ii) the tenth anniversary of the year in which the Participant commenced participation in the Plan; or (iii) the Participant terminates his service with all Affiliated Employers. Subject to the terms of Section 13.1 hereof, a Participant’s failure or delay in electing a distribution option in accordance with the provisions of this Article XIII shall be considered an election to defer distribution. In any event distribution under any option shall not be required to be made earlier than 30 days following termination of such Participant’s employment with all Affiliated Employers for any reason.

(b) Notwithstanding anything in this Article XIII to the contrary, if a Participant’s employment with all Affiliated Employers is terminated, and the total value of his vested Account as of the most recent Valuation Date immediately preceding his Distribution Date does not exceed $5,000, the Committee shall cause to be distributed to such Participant in a single distribution the entire value of the vested portion of his Account as soon as administratively practicable; and the non-vested portion, if any, will be forfeited. If a Participant would have received a distribution under the preceding sentence but for the fact that the total value of the

Participant’s vested portion of his Account exceeds $5,000 on the applicable Valuation Date and if at a later time the value of such vested portion is reduced such that it is not greater than $5,000, the Participant will receive a distribution of such vested portion as soon as administratively practicable; and the non-vested portion will be treated as a forfeiture. In the event distribution is to be made to a Participant pursuant to this subsection (b), such Participant may elect to have such distribution made in cash or in whole Shares (provided, however that fractional Shares will be paid in cash), and if no such election is made, distribution will be made in the form of cash.

(c) In the event a single sum distribution greater than $1,000 is to be made to a Participant in accordance with the provisions of Subsection 13.2(b), and such Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by such Participant in a direct rollover in accordance with Section 13.7 or to receive the distribution directly in accordance with Subsection 13.2(b), then the Plan Administrator shall direct payment of the distribution in a direct rollover in cash to an individual retirement plan designated by the Plan Administrator; provided however that in the event the value of such vested portion is less than $200, such Participant shall have no option with respect to distribution thereof, and the entire vested portion shall be distributed to him in cash.”

7. Subsection (e) is amended by substituting the word “distribution” in place of “sum” in the first sentence thereof and further by adding at the end of the last sentence thereof the following:

“In the event distribution is to be made to a Beneficiary pursuant to this subsection (b), such Beneficiary may elect to have such distribution made in cash or in whole Shares (provided, however that fractional Shares will be paid in cash), and if no such election is made, distribution will be made in the form of cash.”

8. Section 13.6 is hereby amended by adding at the end of the last sentence thereof the following: “except to the extent the provisions of Section 13.2 or 13.5 provide such distribution is to be made all in cash”.

9. Section 13.7 is hereby amended as follows:

(a) The following sentence is hereby added to Subsection (a) thereof:

“Notwithstanding the previous sentence, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.”

(b) Subsection (b) thereof is hereby amended to read in its entirety as follows:

“Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a State, political subdivision of a State, or any agency or instrumentality of a State or a political subdivision of a State and which agrees to separately account for amounts transferred into such plan from this Plan, that accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.”

10. The following is hereby added at the end of Section 14.5:

“For purposes of this Section 14.5 a “Pending Change in Control” shall be (a) deemed to have occurred under this Plan if (1) the Company enters into a Change in Control Agreement, or (2) the CEO of the Company declares in writing that, or the Board of adopts a resolution to the effect that, a Pending Change in Control has occurred; and (b) shall be deemed terminated upon (1) an occurrence of a Change in Control or (2) termination of such Change in Control Agreement without the occurrence of a Change in Control or (3) such CEO declares in writing or the Board adopts a resolution that such Pending Change in Control no longer exists. Upon the end of a Potential Change in Control Period the Company shall waive the right to amend the Plan thereafter to the same extent as it would be able had no Pending Change in Control occurred.”

11. The amendments made hereby shall become effective as set forth herein, subject to the provisions of this paragraph. The Plan as amended may be submitted to the Internal Revenue Service (the “IRS”) with a request for a written ruling to the effect that the provisions as set forth herein will result in the Plan continuing to be a qualified Plan as set forth in the provisions of Section 401 of the Internal Revenue Code of 1986, as it may from time to time be amended. To the extent that any provisions contained in such amendments would contain any provision which would adversely affect such qualified status in the opinion of the IRS, such provisions, subject to the last sentence of this paragraph, shall become null and void. Further, the Plan shall be subject as of the applicable effective date set forth herein to all provisions of any further amendments so made in response to any suggestions, comments or requests by any personnel of the IRS in connection with the request described in this paragraph. Notwithstanding the foregoing, in the event that any action for declaratory judgment is instituted in the Tax Court in connection with any refusal or failure to issue such written determination by the IRS or any adverse action with respect to such request, the putting into effect of any such amendment shall be further postponed, but all amendments shall be made in accordance with the decision of the Tax Court or such decision as it may be altered or changed upon further proceedings before the Tax Court or any appeal therefrom, all as of the applicable effective date indicated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of January 1, 2007.

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/Philip R. Sherringham
	Philip R. Sherringham	Date
Its Acting CEO and President

5